Certificate of Ownership and Merger

of

Avra Surgical robotics, inc.

with and into

rfg acquisition ii inc.

Under Section 253 of the Delaware General Corporation Law

RFG Acquisition II Inc., a Delaware corporation (the “Surviving Corporation”), hereby certifies as follows:

FIRST: The Board of Directors of the Surviving Corporation resolved to merge AVRA Surgical Robotics, Inc., a Delaware corporation and its wholly owned subsidiary (the “Subsidiary Corporation”), with and into the Surviving Corporation, and a copy of such resolution adopted by the Board of Directors on August 3, 2012 is attached hereto as Exhibit A.

SECOND: The Subsidiary Corporation was incorporated under the laws of the State of Delaware on June 11, 2012 under the name “AVRA Surgical Robotics, Inc.”

THIRD: The Surviving Corporation was incorporated under the laws of the State of Delaware on August 29, 2006 under the name “RFG Acquisition II Inc.”

FOURTH: Pursuant to Section 253(b) of the Delaware General Corporation Law, the Surviving Corporation shall change its name to “AVRA Surgical Robotics, Inc.”

FIFTH: The designation and number of issued and outstanding shares of each class of the Subsidiary Corporation, all of which are owned by the Surviving Corporation are as follows:

DESIGNATION	NUMBER

Common Stock	1,000

Upon the effectiveness of the merger herein certified, each issued and outstanding share of the Subsidiary Corporation’s capital stock shall be surrendered and extinguished, and shall not be converted in any manner, nor shall any cash or other consideration be paid or delivered therefor, inasmuch as the Surviving Corporation is the owner of all outstanding capital stock of the Subsidiary Corporation.

Signed on August 3, 2012		RFG ACQUISITION II INC.

	By:	/s/ Barry F. Cohen
	Name:	Barry F. Cohen
	Title:	President and Director

EXHIBIT A

UNANIMOUS WRITTEN CONSENT OF

THE BOARD OF DIRECTORS OF

RFG ACQUISITION II INC.